SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2007

ENVIRONMENTAL ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12914	43-1953030
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

 (Address of principal executive offices) (Zip Code)

(208) 287-4471

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 3, 2007, EESV Fayetteville, Inc. (“EESV”), a wholly owned subsidiary of Blaze Energy Corp. (“Blaze”), a majority controlled subsidiary of the Registrant, sold a portion of its working interest in the Fayetteville Shale field to a subsidiary of PetroHawk Energy Corporation (NYSE: HK).  The gross proceeds from the sale were $15,177,679.  In addition, EESV received a refund of 75% of unused drilling costs that had been placed on deposit to fund EESV’s share of drilling costs for two wells being drilled in the Fayetteville Shale field and by a credit of

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$25,681.36 resulting from an acreage shortfall associated with certain acreage in the Fayetteville Shale field.  Finally, EESV used $250,000 of the proceeds to repurchase 25,000,000 shares of common stock of the Registrant held by One TEC, LLC for $0.01 per share.

The Registrant elected to sell a portion of its working interest in the Fayetteville Shale field because it anticipated the amount of capital it would have to raise to fund its share of drilling costs in the field would be excessive.  By selling a portion of its interest in the field, the Registrant retains an interest in the field, yet now has the liquidity to finance its share of drilling costs in the future and exploit its other oil and gas interests.  In addition, the Registrant intends to use a portion of the proceeds to settle an overriding royalty interest that the Registrant granted in a portion of the Fayetteville Shale field in 2006, although the terms of the settlement have not be finally determined at this time.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENVIRONMENTAL ENERGY SERVICES, INC.
Date: August 9, 2007	/s/ Michael Thompson
By: Michael Thompson, President

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